EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203813 on Form S-3 and Registration Statement Nos. 333-216117, 333-196055, and 333-175712 on Form S-8 of our reports dated February 14, 2018, relating to the consolidated financial statements of ARMOUR Residential REIT, Inc. and Subsidiaries, and the effectiveness of ARMOUR Residential REIT, Inc. and Subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of ARMOUR Residential REIT, Inc. and Subsidaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Miami, Florida

February 14, 2018